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                                                                      EXHIBIT 15


                                  May 17, 1999



Board of Trustees and Shareholders of
ProLogis Trust

We are aware that ProLogis Trust has incorporated by reference in this registration statement its Form 10-Q for the quarter ended March 31, 1999, which includes our report dated May 13, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1993 (the "Act"), that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



/s/ Arthur Andersen LLP